Exhibit 10.1

June 22, 2015

STRICTLY CONFIDENTIAL

CF DB EZ LLC

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attn: James K. Noble III, General Counsel

Email: rnoble@fortress.com

Re:	The Credit Agreement (the “Credit Agreement”) between Crossroads Systems, Inc. (“Crossroads” or “Borrower”) and CF DB EZ LLC (“Lender”), as assignee of Fortress Credit Co LLC, entered into as of July 22, 2013.

Mr. Noble:

This letter agreement (“Letter Agreement”) is by and between Crossroads and Lender and is intended to amend certain terms of the Credit Agreement as it relates to Term Loan B. Capitalized terms used but not defined in this Letter Agreement have the meanings given them in the Credit Agreement.

Borrower and Lender hereby agree that:

1.	Section 1.1 of the Credit Agreement is amended as follows:

(a)	The following definitions are added:

“Huawei Settlement” means any proceeds resulting from a final determination of the Company’s lawsuit against Huawei Technologies Co. Ltd., Huawei Enterprise USA, Inc. & Huawei Technologies USA, Inc. (Crossroads Systems, Inc. v. Huawei Technologies Co., Ltd. et al; Civil Action No. 1:13-cv-01025-SS (W.D. Tex., Austin Division)) or an earlier settlement or other disposition of such matter.

“PIK Amount” means, as of the date of determination, the amount of PIK Interest accrued with respect to Term Loan B that has been paid in kind in accordance with Section 2.2(a)(ii).

“PIK Interest” is defined in Section 2.2(a)(ii).

June 22, 2015

(b)	The definition for “Final Payment” is amended and restated in its entirety to read as follows:

“Final Payment” means, with respect to a Term Loan, a payment (in addition to and not as a substitution for the regular monthly payments of outstanding principal and accrued and unpaid interest (including, for Term Loan B, PIK Interest)) equal to the original principal amount of such Term Loan, multiplied by the Final Payment Percentage, which shall be due on the earlier of (a) the final Scheduled Payment Date for such Term Loan or (b) the acceleration or prepayment of such Term Loan.

(c)	The definition of “Term Loan B Maturity Date” is amended and restated in its entirety to read as follows:

“Term Loan B Maturity Date” means July 1, 2016.

2.	Principal Repayment.

(a)	Section 2.1(b)(ii) of the Credit Agreement is amended and restated in its entirety to read as follows:

(ii) For Term Loan B: (A) commencing on July 1, 2015, Borrower shall make monthly payments of interest only and continuing thereafter through and including the Term Loan B Maturity Date; (B) a payment equal to the sum of (x) the outstanding and unpaid principal plus (y) accrued and unpaid interest (excluding PIK Interest) on the final Scheduled Payment Date; and (C) a payment, without duplication, of all accrued PIK Interest that has not been capitalized which shall be due and payable in full on the Final Payment Date.

(b)	Section 2.1(c) of the Credit Agreement is amended and restated in its entirety to read as follows:

(c) Mandatory Prepayment Upon Acceleration. If the Term Loans are accelerated following the occurrence and during the continuation of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, including with respect to Term Loan B, all accrued PIK Interest; (ii) the Final Payment; plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

June 22, 2015

(c)	Section 2.1(d) of the Credit Agreement is amended and restated in its entirety to read as follows:

(d) Permitted Prepayment of Loans. Borrower shall have the option to prepay all or part of any Term Loan advanced by Lender under this Agreement; provided, that Borrower (i) provides written notice to Lender of its election to prepay such Term Loan at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, including with respect to Term Loan B, all accrued PIK Interest, for the portion of the Term Loan specified for prepayment in the written notice provided pursuant to clause (i); (B) the Final Payment, if such prepayment is a prepayment of the entire outstanding principal amount of such Term Loan; and (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts. Each partial prepayment shall be applied to the principal balance in inverse order of maturity.

(d)	Section 2.1(e) of the Credit Agreement is amended and restated in its entirety to read as follows:

(e) Mandatory Prepayment Upon Certain Events. In the event of (i) any Transfer of Borrower’s “StrongBox” product line without the prior written consent of Lender; (ii) the occurrence of any ‘972 Patent Monetization Event (other than with respect to the Huawei Settlement), then the net cash proceeds thereof shall be promptly applied by Borrower to repay principal amounts under the Term Loans, as to all such Transfers or monetization events (as applicable) collectively, not to exceed (A) in the case of clause (i) preceding, the lesser of $5,000,000 or an amount equal to half of the aggregate outstanding principal amount of the Term Loans immediately prior to such prepayment or (B) in the case of clause (ii) preceding, the lesser of the amount necessary to ensure that the aggregate outstanding principal amount of the Term Loans after giving effect to such prepayment does not exceed $5,000,000 or the entirety of such net cash proceeds; or (iii) the occurrence of a ‘972 Patent Monetization Event resulting from the Huawei Settlement, then half of the net cash proceeds thereof shall be promptly applied by Borrower to repay principal amounts under the Term Loans.

3.	Interest; Fees.

(a)	Section 2.2(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

(a) Interest; PIK Interest.

(i) Interest. The outstanding principal balance of the Term Loans shall bear interest at the Applicable Rate; provided that at all times following the occurrence of an Event of Default under a Term Loan, the outstanding principal balance of the Term Loans shall bear interest at the Default Rate. All fees, expenses and other Obligations not paid when due shall bear interest at the Default Rate from the date due until paid.

June 22, 2015

(ii) PIK Interest. In addition to any other interest provided for in this Agreement, commencing on July 1, 2015, the outstanding principal balance of Term Loan B (inclusive of any PIK Amount that has been capitalized as principal pursuant to the terms of this Section 2.2(a)(ii)) shall bear additional interest equal to four percent (4.0%) per annum of the then outstanding principal balance of Term Loan B (the “PIK Interest”). The PIK Interest shall be paid in kind on the first (1st) day of each calendar month commencing July 1, 2015 by being added to the principal balance of Term Loan B on the date thereof; provided, that Borrower shall pay in cash all accrued and unpaid PIK Interest on the Final Payment Date or upon prepayment in full pursuant to Section 2.1(c) or Section 2.1(d).

(b)	Section 2.2(b)(ii) of the Credit Agreement is amended and restated in its entirety to read as follows:

(ii) Final Payment. On the final Scheduled Payment Date with respect to each Term Loan, Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest (including, with respect to Term Loan B, PIK Interest) and all other amounts due on such date with respect to such Term Loan, an amount equal to the Final Payment for such Term Loan.

4.	Miscellaneous.

(a)	The terms and conditions of this Letter Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Letter Agreement, whether express or implied, is intended to (a) confer any benefits, rights or remedies under or by reason of this Letter Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Letter Agreement; or (c) give any Person not an express party to this Letter Agreement any right of subrogation or action against any party to this Letter Agreement.

(b)	Section 11, Section 12, Section 13.5, Section 13.6, Section 13.7, Section 13.8, Section 13.10, Section 13.12, Section 13.13 and Section 13.14 of the Credit Agreement are incorporated herein mutatis mutandis and any reference to Borrower or Loan Party in such sections shall refer to Crossroads.

June 22, 2015

Very Truly Yours,

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr.
Name:	Richard K. Coleman, Jr.
Title:	President and Chief Executive Officer

CF DB EZ LLC

/s/ Marc K. Furstein
Name:	Marc K. Furstein
Title:	COO
Date:	June 23, 2015